INCENTIVE STOCK OPTION PLAN

STOCK OPTION PLAN

WHEREAS the Board (as defined below) has decided it to be in the best interest of GRANDVIEW GOLD INC. (the "Corporation") to implement a stock option plan (the "2004 Plan") as a "rolling" plan and to establish the number of shares reserved for issuance following the due exercise of Options (as defined below) under the 2004 Plan as 10% of the issued and outstanding Shares in the capital of the Corporation from time to time.

ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1 Definitions. Where used in this 2004 Plan, unless there is something in the subject matter or context inconsistent therewith, the following terms will have the meanings set forth below:

(a) "2004 Plan" means the Corporation's 2004 Stock Option Plan as approved by the shareholders of Grandview Gold Inc. on March 26, 2004.

(b) "Administrator" means, initially, the President or Secretary of the Corporation and thereafter will mean such director or other senior officer or employee of the Corporation or a duly appointed committee thereof as may be designated as Administrator by the Board from time to time.

(c) "Affiliate" has the meaning ascribed to it in Ontario Securities Commission Rule 45-105, as amended from time to time.

(d) "Associate" has the meaning ascribed to it in Ontario Securities Commission Rule 45-105, as amended from time to time.

(e) "Board" means the board of directors of the Corporation, or any duly appointed committee thereof to which the board of directors of the Corporation has delegated the power to administer and grant Options under this 2004 Plan, as constituted from time to time.

(f) "Cause" means:

(i)	"cause" as such term is defined in the written employment agreement between the Corporation and the Employee; or

(ii)

in the event there is no written employment agreement between the Corporation and the Employee or "cause" is not defined in the written employment agreement between the Corporation and the Employee, the usual meaning of cause under the laws of Ontario.

(g) "CNQ" means Canadian Trading and Quotation System Inc.

(h) "Corporation" unless specifically indicated otherwise, means a corporation, incorporated association or organization, body corporate, partnership, trust, association, or other entity other than an individual.

(i) "Consultant" means an individual or a Corporation of which the said individual is an employee, shareholder or partner, other than an Employee or Director of the Corporation, who:

(i) is engaged to provide on a ongoing bona fide basis, consulting, technical, management or other services to the Corporation or to an Affiliate of the Corporation, other than services provided in relation to a distribution of the Corporation's securities;

(ii) provides the services under a written contract between the Corporation or the Affiliate and the individual or the Consultant's Corporation;

(iii) in the reasonable opinion of the Corporation, spends or will spend a significant amount of time and attention on the business and affairs of the Corporation or an Affiliate of the Corporation; and

(iv) has a relationship with the Corporation or an Affiliate of the Corporation that enables the individual to be knowledgeable about the business and affairs of the Corporation.

(j) "Corporation" means Grandview Gold Inc.

(k) "Directors" means directors, senior officers and Management Corporation Employees of the Corporation or an Affiliate of the Corporation to whom stock options may be granted in reliance on a prospectus exemption under applicable Securities Laws.

(l) "Discounted Market Price" means the greater of the closing market price of the underlying securities on (a) the trading day prior to the date of grant of the Option; and (b) the date of grant of the Option.

(m) "disinterested Shareholder approval" means approval by a majority of the votes cast by all shareholders of the Corporation at a duly called and held meeting of shareholders of the Corporation, excluding votes attaching to Shares beneficially owned by:

(i)	Insiders to whom Options may be granted under this 2004 Plan; and

(ii)	Associates of Persons referred to in (m)(i) above.

(n) "Effective Date" means the effective date of this 2004 Plan being October 1, 2004. (o) "Employee" means an individual who:

(i)

is considered an employee of the Corporation or a subsidiary of the Corporation under the Income Tax Act (Canada) (i.e. for whom income tax, employment insurance and CPP deductions must be made at source); or

(ii)

works full-time for the Corporation or a subsidiary of the Corporation providing services normally provided by an employee and who is subject to the same control and direction by the Corporation or a subsidiary of the Corporation over the details and methods of work as an employee of the Corporation, but for whom income tax deductions are not made at source; or

(iii)

works for the Corporation or a subsidiary of the Corporation on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Corporation or a subsidiary of the Corporation over the details and methods of work as an employee of the Corporation, but for whom income tax deductions are not made at source.

(p) "Exercise Notice" means the notice respecting the exercise of an Option, in the form set out in Exhibit "I" of the Option Agreement, duly executed by the Option Holder.

(q) "Exercise Period" means the period during which a particular Option may be exercised and, subject to earlier termination in accordance with the terms hereof, is the period from and including the Grant Date through to and including the Expiry Date.

(r) "Exercise Price" means the price per Share at which Shares may be purchased under an Option duly granted under this 2004 Plan as determined in accordance with Section 3.5 of this 2004 Plan and, if applicable, adjusted in accordance with Section 3.8 of this 2004 Plan.

(s) "Existing Options" has the meaning given in Section 3.2 of this 2004 Plan.

(t) "Expiry Date" means the date determined in accordance with Section 3.3 of this 2004 Plan and after which a particular Option cannot be exercised and is deemed to be null and void and of no further force or effect.

(u) "Grant Date" means the date on which the Board grants a particular Option.

(v) "Insider" means:

(i) a director or senior officer of the Corporation;

(ii) a director or senior officer of a Corporation that is an Insider or subsidiary of the Corporation;

(iii) a Person that beneficially owns or controls, directly or indirectly, Voting Shares carrying more than 10% of the voting rights attached to all Voting Shares of the Corporation; or

(iv) the Corporation itself if it holds any of its own securities.

(w) "Investor Relations Activities" has the meaning given to it in Policy 1 of the CNQ Issuer Policies and Procedures.

(x) "Limit" shall have the meaning ascribed thereto in Section 3.2 of this 2004 Plan.

(y) "Market Price" means the last closing price of the Corporation's Shares before the issuance of the required news release disclosing the grant of an Option.

(z) "Management Corporation Employees" means an individual employed by a Person providing management services to the Corporation which are required for the on-going successful operation of the business enterprise of the Corporation, but excluding a Person engaged in Investor Relations Activities.

(aa) "OBCA" means the Business Corporations Act (Ontario), as amended from time to time.

(bb) "Option" means an option to acquire Shares granted to a Director, Employee or Consultant pursuant to this 2004 Plan.

(cc) "Option Agreement" means an agreement, in the form substantially similar as that set out in Schedule "A" hereto, evidencing an Option granted under this 2004 Plan.

(dd) "Option Holder" means a Director, Employee or Consultant or former Director, Employee or Consultant, to whom an Option has been granted and who continues to hold an unexercised and unexpired Option or, where applicable, the Personal Representative of such person.

(ee) "Plan" means this stock option plan as may be amended from time to time.

(ff) "Person" means a Corporation or an individual.

(gg) "Personal Representative" means:

(i)	in the case of a deceased Option Holder, the executor or administrator of the deceased duly appointed by a court or public authority having jurisdiction to do so; and

(ii)	in the case of an Option Holder who, for any reason, is unable to manage his or her affairs, the person entitled by law to act on behalf of such Option Holder.

(hh) "Regulatory Authorities" means all stock exchanges and other organized trading facilities on which the Corporation's Shares are listed and all securities commissions or similar securities regulatory bodies having jurisdiction over the Corporation.

(ii) "Re-Organization Event" has the meaning given in Section 3.8 of this 2004 Plan.

(jj) "Securities Laws" means securities legislation, securities regulation and securities rules, as amended, and the policies, notices, instruments and blanket orders in force from time to time that govern or are applicable to the Corporation or to which it is subject.

(kk) "Share" or "Shares" means, as the case may be, one or more common shares without par value in the capital stock of the Corporation as constituted on the Effective Date or, in the event of an adjustment contemplated by Section 3.8 of this 2004 Plan, such other shares or securities to which an Option Holder may be entitled upon the due exercise of an Option as a result of such adjustment.

(ll) "Share Compensation Arrangement" means a stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism of the Corporation involving the issuance or potential issuance of Shares to one or more Directors, Employees or Consultants, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise.

(mm) "Termination Date" means:

(i) in the case of the resignation of the Option Holder as an Employee of the Corporation, the date that the Option Holder provides notice of his or her resignation as an Employee of the Corporation to the Corporation; or

(ii) in the case of the termination of the Option Holder as an Employee of the Corporation by the Corporation for any reason other than death, the effective date of termination set out in the Corporation's notice of termination of the Option Holder as an Employee of the Corporation to the Option Holder; or

(iii) in the case of the termination of the written contract of the Option Holder to provide consulting services or Investor Relations Activities to the Corporation, the effective date of termination set out in any notice provided by one of the parties to the written contract to the other party; or

(iv) the effective date of termination of a Director, Employee or Consultant pursuant to an order made by any Regulatory Authority having jurisdiction to so order.

(nn) "CNQ Issuer" has the meaning ascribed thereto in Policy 1 of the CNQ Issuer Policies and Procedures.

(oo) "Voting Share" means a security of the Corporation that:

(i)	is not a debt security; and

(ii)	carries a voting right either under all circumstances or under some circumstances that have occurred and are continuing.

1.2 Choice of Law. This 2004 Plan is established under and the provisions of this 2004 Plan will be subject to and interpreted and construed in accordance with the laws of the Province of Ontario.

1.3 Headings. The headings used herein are for convenience only and are not to affect the interpretation of this 2004 Plan.

ARTICLE II
PURPOSE AND PARTICIPATION

2.1 Purpose. The purpose of this 2004 Plan is to provide the Corporation with a share-related mechanism to attract, retain and motivate qualified Directors, Employees and Consultants, to reward such of those Directors, Employees and Consultants as may be granted Options under this 2004 Plan by the Board from time to time for their contributions toward the long term goals and success of the Corporation and to enable and encourage such Directors, Employees and Consultants to acquire Shares as long term investments and proprietary interests in the Corporation.

2.2 Participation. The Board will, from time to time and in its sole discretion, determine those Directors, Employees and Consultants (and, when applicable, to a Corporation wholly owned by any such Director or Employee), if any, to whom Options are to be granted. The Board may only grant options to an Employee, Consultant or Management Corporation Employee if such Employee, Consultant or Management Corporation Employee is a bona fide Employee, Consultant or Management Corporation Employee of the Corporation or a

subsidiary of the Corporation, as the case may be. The Board may, in its sole discretion, grant the majority of the Options to Insiders of the Corporation. However, in no case will the issuance of Shares upon the due exercise of Options granted under this 2004 Plan, or in any proposed or previously existing Share Compensation Arrangement, result in (in each case, as determined on the Grant Date):

(a) the number of Shares reserved for issuance pursuant to Options granted to Insiders exceeding 10% of the Corporation's issued and outstanding Shares;

(b) the grant to Insiders, within any twelve-month period, of Options reserving for issuance a number of Shares exceeding in the aggregate 10% of the Corporation's issued and outstanding Shares;

(c) the grant to any one individual, within any twelve-month period, Options reserving for issuance a number of Shares exceeding in the aggregate 5% of the Corporation's issued and outstanding Shares;

(d) the grant to all persons engaged by the Corporation to provide Investor Relations Activities, within any twelve-month period, of Options reserving for issuance a number of Shares exceeding in the aggregate 1% of the Corporation's outstanding number of listed securities;

(e) the grant to any one Consultant, in any twelve-month period, of Options reserving for issuance a number of Shares exceeding in the aggregate 2% of the Corporation's issued and outstanding Shares.

2.3 Notification of Grant. Following the approval by the Board of the granting of an Option, the Administrator will notify the Option Holder in writing of the award and will enclose with such notice the Option Agreement representing the Option so granted.

2.4 Copy of Plan. Each Option Holder, concurrently with the notice of the award of the Option, will, upon written request, be provided with a copy of this 2004 Plan and a copy of any amendment to this 2004 Plan will be promptly provided by the Administrator to each Option Holder.

2.5 Limitation. This 2004 Plan does not give any Option Holder that is a Director the right to serve or continue to serve as a Director of the Corporation, does not give any Option Holder that is an Employee the right to be or to continue to be employed by the Corporation and does not give any Option Holder that is a Consultant the right to be or continue to be retained or engaged by the Corporation as a consultant for the Corporation.

2.6 Filing Requirements. Each Option Holder, as a pre-condition of any grant of Options under this 2004 Plan, shall execute and deliver to the Corporation all forms and documents required to be filed with any Regulatory Authority or under Securities Laws including, without limitation:

(a) if an Option Holder is a new Insider or is engaged to provide Investor Relations Activities, a Personal Information Form (CNQ Form 3); and

(b) any other forms or documents as may be required by the Corporation based on the advice of its counsel.

ARTICLE III
TERMS AND CONDITIONS OF OPTIONS

3.1 Board to Issue Shares. The Shares to be issued to Option Holders upon the exercise of Options will be previously authorized but unissued Shares in the capital stock of the Corporation.

3.2 Number of Shares Reserved. Subject to adjustment as provided for in Section 3.8 of this 2004 Plan and any subsequent amendment to this 2004 Plan, the number of Shares reserved for issuance and which will be available for purchase pursuant to Options granted under this 2004 Plan will not exceed that number (the "Limit") which represents 10% of the issued and outstanding Shares in the capital of the Corporation from time to time. If any Option expires or otherwise terminates for any reason without having been exercised in full, the number of Shares in respect of which Option expired or terminated, as the case may be, will again be available for the purposes of this 2004 Plan.

3.3 Term of Option. Subject to Section 3.4, the Expiry Date of an Option will be the date so fixed by the Board at the time the particular Option is granted, provided that such date will be no later than the fifth (5th) anniversary of the Grant Date of such Option.

3.4 Termination of Option. Subject to such other terms or conditions that may be attached to Options granted hereunder, an Option Holder may exercise an Option in whole or in part at any time or from time to time during the Exercise Period. Any Option or part thereof not exercised within the Exercise Period will terminate and become null, void and of no effect as of 5:00 p.m. (Toronto time) on the Expiry Date. The Expiry Date of an Option will be the earlier of the date so fixed by the Board at the time the Option is granted and the date established, if applicable, in sub-sections (a) to (e) below:

(a) Death of Option Holder

In the event that the Option Holder should die while he or she is still a Director (if he or she holds his or her Option as a Director), an Employee (if he or she holds his or her Option as an Employee) or a Consultant (if he or she holds his or her Option as a Consultant), the Expiry Date will be the first anniversary of the Option Holder's date of death.

(b) Ceasing to Hold Office

In the event that the Option Holder holds his or her Option as a Director or an Officer of the Corporation and such Option Holder ceases to be a Director or an Officer of the Corporation other than by reason of death, the Expiry Date of the Option will not exceed the 30th day following the date the Option Holder ceases to be a Director or an Officer of the Corporation unless the Option Holder ceases to be a Director or an Officer of the Corporation as a result of:

(i) ceasing to meet the qualifications of a director set forth in section 118 of the OBCA; or

(ii) an ordinary resolution having been passed by the shareholders of the Corporation pursuant to subsection 122(1) of the OBCA; or

(iii) an order made by any Regulatory Authority having jurisdiction to so order,

in which case the Expiry Date will be the date the Option Holder ceases to be a Director or an Officer of the Corporation.

(c) Ceasing to be an Employee or Consultant

In the event that the Option Holder holds his or her Option as an Employee or Consultant of the Corporation and such Option Holder ceases to be an Employee or Consultant of the Corporation other than by reason of death, the Expiry Date of the Option will not exceed the 30th day following the Termination Date unless the Option Holder ceases to be:

(i)	an Employee of the Corporation as a result of termination for Cause; or

(ii)	an Employee or Consultant of the Corporation as a result of an order made by any Regulatory Authority having jurisdiction to so order,

in which case the Expiry Date will be the Termination Date.

(d) Ceasing to be a Consultant Providing Investor Relations Activities

Notwithstanding subsections 3.4(a), (b) and (c) above, in the event that the Option Holder holds his or her Option as a Person engaged to provide Investor Relations Activities and such Option Holder ceases to be so engaged other than by reason of death, the Expiry Date of the Option will not exceed the 30th day following the Termination Date unless the Option Holder ceases to be so engaged as a result of:

(i)	termination for Cause; or

(ii)	an order made by any Regulatory Authority having jurisdiction to so order,

in which case the Expiry Date will be the Termination Date.

(e) Bankruptcy

In the event that an Option Holder commits an act of bankruptcy or any proceeding is commenced against the Option Holder under the Bankruptcy and Insolvency Act (Canada) or other applicable bankruptcy or insolvency legislation in force at the time of such bankruptcy or insolvency and such proceeding remains undismissed for a period of thirty (30) days, no Option held by such Option Holder may be exercised following the date on which such Option Holder commits such act of bankruptcy or such proceeding remains undismissed, as the case may be.

Notwithstanding anything contained in this 2004 Plan, in no case will an Option be exercisable after the fifth (5th) anniversary of the Grant Date of the Option.

3.5 Exercise Price. The price at which an Option Holder may purchase a Share upon the exercise of an Option (the "Exercise Price") will be determined by the Board and set forth in the Option Agreement issued in respect of such Option and, in any event, will not be less than the Discounted Market Price. Notwithstanding anything else contained in this 2004 Plan, in no case will the Discounted Market Price be less than the minimum prescribed by each of the organized trading facilities as would apply to the Grant Date in question.

3.6 Additional Terms. Subject to all applicable Securities Laws of all applicable Regulatory Authorities, the Board may attach other terms and conditions to the grant of a particular Option, such terms and conditions to be referred to in the Option Agreement at the time of grant. These terms and conditions may include, but are not necessarily limited to, the following:

(a) providing that an Option expires on a date other than as provided for herein;

(b) providing that a portion or portions of an Option vest after certain periods of time or upon the occurrence of certain events, or expire after certain periods of time or upon the occurrence of certain events;

(c) providing that an Option be exercisable immediately, in full, notwithstanding that it has vesting provisions, upon the occurrence of certain events, such as a friendly or hostile take-over bid for the Corporation; and

(d) providing that an Option issued to, held by or exercised by an Option Holder who is a citizen or resident of the United Sates of America, and otherwise meeting the statutory requirements, be treated as an "Incentive Stock Option" as that term is defined for purposes of the United States of America Internal Revenue Code of 1986, as amended.

3.7 Non-Transferability of Options. The Options are not assignable, transferable or negotiable (whether by operation of law or otherwise) and may not be assigned or transferred, provided however that the Personal Representative of an Option Holder may, to the extent permitted by Section 4.1 of this 2004 Plan, exercise the Option within the Exercise Period. Upon any attempt to assign, transfer, negotiate, pledge, hypothecate or otherwise dispose of or transfer an Option contrary to this Section 3.7 of this 2004 Plan, or upon the levy of any attachment or similar process upon an Option, the Option and all rights, benefits and privileges arising thereunder or therefrom, at the sole discretion and election of the Corporation, shall cease and terminate and be of no further force or affect whatsoever.

3.8 Adjustments. If prior to the complete exercise of an Option the Shares are consolidated, subdivided, converted, exchanged or reclassified or in any way substituted for (collectively, a "Re-Organization Event"), an Option, to the extent that it has not been exercised, will be adjusted by the Board in accordance with such Re-Organization Event in the manner the Board deems appropriate. No fractional Shares will be issued upon the exercise of the Options and accordingly, if as a result of the Re-Organization Event, an Option Holder would become entitled to a fractional Share, such Option Holder will have the right to purchase only the next lowest whole number of Shares and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

3.9 No Rights as Shareholders. An Option Holder shall not have any rights as a shareholder of the Corporation with respect to any of the Shares covered by such Option until the date of issuance of a certificate for Shares upon the due exercise of such Option, in full or in part, and then only with respect to the Shares represented by such certificate or certificates.

Without in any way limiting the generality of the foregoing, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such share certificate is issued

ARTICLE IV
EXERCISE OF OPTION

4.1 Exercise of Option. An Option may be exercised only by the Option Holder or the Personal Representative of the Option Holder. Subject to the provisions of the 2004 Plan, an Option Holder or the Personal Representative of an Option Holder may exercise an Option in whole or in part at any time or from time to time during the Exercise Period up to 5:00 p.m. (Toronto time) on the Expiry Date by delivering to the Administrator an Exercise Notice, the applicable Option Agreement and a certified cheque or bank draft payable to the Corporation in an amount equal to the aggregate Exercise Price of the Shares to be purchased pursuant to the exercise of the Option.

4.2 Issue of Share Certificates. As soon as practicable following the receipt of the Exercise Notice, the Administrator will cause to be delivered to the Option Holder a certificate for the Shares so purchased. If the number of Shares so purchased is less than the number of Shares subject to the Option Agreement, the Option Holder will surrender the Option Agreement and the Administrator will forward a new Option Agreement to the Option Holder concurrently with delivery of the Share certificate for the balance of Shares available under the Option.

4.3 Condition of Issue. The Options and the issue of Shares by the Corporation pursuant to the exercise of Options are subject to the terms and conditions of this 2004 Plan and compliance with the rules and policies of all applicable Regulatory Authorities to the granting of such Options and to the issuance and distribution of such Shares, and to all applicable Securities Laws. The Option Holder agrees to comply with all such laws, regulations, rules and policies and agrees to furnish to the Corporation any information, reports or undertakings required to comply with and to fully cooperate with, the Corporation in complying with such laws, regulations, rules and policies. Notwithstanding any of the provisions contained in the 2004 Plan or in any Option, the Corporation's obligation to issue Shares to an Option Holder pursuant to the exercise of any Option granted under the 2004 Plan shall be subject to:

(a) completion of such registration or other qualification of such Shares or obtaining approval of such Regulatory Authority as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(b) the admission of such Shares to listing on any stock exchange on which the Shares may then be listed;

(c) the receipt from the Option Holder of such representations, warranties, agreements and undertakings, as the Corporation determines to be necessary or advisable in order to safeguard against the violation of the Securities Laws of any jurisdiction; and

(d) the satisfaction of any conditions on exercise prescribed pursuant to Section 3.6 and Article 5 of this 2004 Plan.

ARTICLE V
ADMINISTRATION

5.1 Administration. This 2004 Plan will be administered by the Administrator on the instructions of the Board. The Board may make, amend and repeal at any time and from time to time such regulations not inconsistent with this 2004 Plan as it may deem necessary or advisable for the proper administration and operation of this 2004 Plan and such regulations will form part of this 2004 Plan. The Board may delegate to the Administrator or any director or other senior officer or employee of the Corporation such administrative duties and powers as it may see fit.

5.2 Board Powers. The Board shall have the power, where consistent with the general purpose and intent of the Plan and subject to the specific provisions of the Plan:

(a) to establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of the Plan;

(b) to interpret and construe the Plan and to determine all questions arising out of the Plan or any Option, and any such interpretation, construction or determination made by the Board shall be final, binding and conclusive for all purposes;

(c) to determine the number of Shares reserved for issuance by each Option;

(d) to determine the Exercise Price of each Option;

(e) to determine the time or times when Options will be granted and exercisable;

(f) to determine if the Shares which are issuable on the due exercise of an Option will be subject to any restrictions upon the due exercise of such Option; and

(g) to prescribe the form of the instruments and certificates relating to the grant, exercise and other terms of Options.

5.3 Board Discretion. The Board may, in its discretion, require as conditions to the grant or exercise of any Option that the Option Holder shall have:

(a) represented, warranted and agreed in form and substance satisfactory to the Corporation that the Option Holder is acquiring and will acquire such Option and the Shares to be issued upon the exercise thereof or, as the case may be, is acquiring such Shares, for his, her or its own account, for investment and not with a view to or in connection with any distribution, that the Option Holder has had access to such information as is necessary to enable him, her or it to evaluate the merits and risks of such investment and that the Option Holder is able to bear the economic risk of holding such Shares for an indefinite period;

(b) agreed to restrictions on transfer in form and substance satisfactory to the Corporation and to an endorsement on any option agreement or certificate representing the Shares making appropriate reference to such restrictions; and

(c) agreed to indemnify the Corporation in connection with the foregoing.

5.4 Board Requirements. Any Option granted under the 2004 Plan shall be subject to the requirement that, if at any time counsel to the Corporation shall determine that the listing, registration or qualification of the Shares issuable upon due exercise of such Option upon any securities exchange or under any Securities Laws of any jurisdiction, or the consent or approval of Regulatory Authority, is necessary as a condition of, or in connection with, the grant or exercise of such Option or the issuance or purchase of Shares thereunder, such Option may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board. Nothing herein shall be deemed to require the Corporation to apply for or to obtain such listing, registration, qualification, consent or approval.

5.5 Interpretation. The interpretation by the Board of any of the provisions of this 2004 Plan and any determination by it pursuant thereto will be final and conclusive and will not be subject to any dispute by any Option Holder. No member of the Board or any person acting pursuant to authority delegated by it hereunder will be liable for any action or determination in connection with this 2004 Plan made or taken in good faith and each member of the Board and each such person will be entitled to indemnification with respect to any such action or determination in the manner provided for by the Corporation.

ARTICLE VI
AMENDMENT AND TERMINATION

6.1 Prospective Amendment. The Board may from time to time amend this 2004 Plan and the terms and conditions of any Option thereafter to be granted and, without limiting the generality of the foregoing, may make such amendment for the purpose of meeting any changes in any relevant Securities Laws applicable to this 2004 Plan, any Option or the Shares, or for any other purpose which may be permitted by all relevant Securities Laws provided always that any such amendment will not alter the terms or conditions of any Option or impair any right of any Option Holder pursuant to any Option granted prior to such amendment.

6.2 Retrospective Amendment. The Board may from time to time retrospectively amend this 2004 Plan and, with the consent of the affected Option Holders, retrospectively amend the terms and conditions of any Options that have been previously granted.

6.3 Notwithstanding anything contained to the contrary in this 2004 Plan or in any resolution of the Board in implementation thereof:

(a) in the event the Corporation proposes to amalgamate, merge or consolidate with any other corporation (other than a wholly-owned subsidiary) or to liquidate, dissolve or wind-up, or in the event an offer to purchase or repurchase the Shares of the Corporation or any part thereof shall be made to all or substantially all holders of Shares of the Corporation, the Corporation shall have the right, upon written notice thereof to each Option Holder holding Options under the Plan, to permit the exercise of all such Options within the 20 day period next following the date of such notice and to determine that upon the expiration of such 20 day period, all rights of the Option Holder to such Options or to exercise same (to the extent not theretofore exercised) shall ipso facto terminate and cease to have further force or effect whatsoever;

(b) in the event of the sale by the Corporation of all or substantially all of the assets of the Corporation as an entirety or substantially as an entirety so that the Corporation shall cease to operate as an active business, any outstanding Option may be exercised as to all or any part of the Optioned Shares in respect of which the Option Holder would have been entitled to exercise the Option in accordance with the provisions of the Plan at the date of completion of any such sale at any time up to and including, but not after the earlier of: (i) the close of business on that date which is thirty (30) days following the date of completion of such sale; and (ii) the close of business on the Expiry Date of the Option; but the Option Holder shall not be entitled to exercise the Option with respect to any other Shares;

(c) subject to the rules of any relevant Regulatory Authority, the Board may, by resolution, extend or advance the expiration date of any Option. The Board shall not, in the event of any such advancement or extension, be under any obligation to advance or extend the date on or by which Options may be exercised by any other Option Holder; and

(d) the Board may, by resolution, but subject to requirements of applicable Regulatory Authorities and Securities Laws, decide that any of the provisions hereof concerning the effect of termination of the Option Holder's employment shall not apply to any Option Holder for any reason acceptable to the Board.

Notwithstanding the provisions of this Section 6.3, should changes be required to the 2004 Plan by any Regulatory Authority of any jurisdiction to which the 2004 Plan or the Corporation now is or hereafter becomes subject, such changes shall be made to the 2004 Plan as are necessary to conform with such requirements and, if such changes are approved by the Board, the 2004 Plan, as amended, shall be filed with the records of the Corporation and shall remain in full force and effect in its amended form as of and from the date of its adoption by the Board.

6.4 Regulatory Authority Approval. This 2004 Plan and any amendments hereto are subject to all necessary approvals of the applicable Regulatory Authorities.

6.5 Disinterested Shareholder Approval. Disinterested Shareholder approval must be obtained for any reduction in the Exercise Price if the Option Holder is an Insider of the Corporation at the time of the proposed reduction. Furthermore, disinterested Shareholder approval must be obtained if the number of Shares reserved for issuance under the Plan to be granted to Insiders exceeds 10% of the issued and outstanding Shares and if the grant of Options to Insiders, within any 12-month period, exceeds 10% of the Corporation's issued and outstanding Shares.

6.6 Termination. The Board may terminate this 2004 Plan at any time by resolution. In such event, the Option if vested and outstanding may be exercised by the Optionee for a period of thirty (30) days after the date on which the Corporation shall have notified the Optionee of the termination of the 2004 Plan, but only to the same extent as the Optionee could have exercised the Option immediately prior to the date of such notification.

6.7 Agreement. The Corporation and every Option granted hereunder will be bound by and subject to the terms and conditions of this 2004 Plan. By accepting an Option granted hereunder, the Option Holder has expressly agreed with the Corporation to be bound by the terms and conditions of this 2004 Plan.

6.8 Effective Date of Plan. Upon approval by the Board, this 2004 Plan shall be deemed to be effective as of the Effective Date.

6.9 Governing Law. This 2004 Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.